EXHIBIT 10.1

CYBERARTS SOURCE CODE LICENSE AND SERVICES AGREEMENT

This CyberArts Source Code License and Services Agreement (the “Agreement”) is made effective as of June 16, 2006 (the “Effective Date”) by and between CyberArts Licensing, LLC., a Delaware limited liability company with offices at 51 Arbor Street, San Francisco, CA 94131 (“CyberArts”), and WPT Enterprises, Inc., a California corporation with offices at 5700 Wilshire Boulevard, Suite 350, Los Angeles, CA 90036 (“WPT”).

BACKGROUND

CyberArts is in the business of developing commercial and custom online gaming software. CyberArts also provides corresponding support, implementation, and training services. CyberArts desires to provide its Licensed Product to WPT in order to enable WPT to provide online gaming to End Users, subject to the terms of this Agreement.

1.             Definitions.

“Affiliate Services” mean the provision of standard incentive based affiliate services to a third-party entity or individual.

“Licensed Product” means the executable object code of the CyberArts game(s) and corresponding software listed in Exhibit A. The Licensed Product includes, the Documentation, any other standard documentation and any standard modifications, updates, and upgrades to the Licensed Product.

“Client” means the object code portion of the Licensed Product intended for distribution to WPT’s End-Users to enable the use of the Licensed Product games.

“End-User” means an individual that WPT authorizes to use the Client to play the Licensed Product, subject to the terms of this Agreement.

“The Site” means the WPT branded poker site and servers hosting the Licensed Product. WPT shall be responsible for operating the Site.

“Network Operations” means any branding of the Licensed Product, the Client, and/or documentation with any name, logo, tag-line, or any other text or marking that a reasonable person would associate with any party except WPT or CyberArts, including but not limited to, the individual or entity subject to the Affiliate Services.

“Support and Maintenance Services” means CyberArts’ Licensed Product support provided under CyberArts’ support and maintenance services policy attached hereto as Exhibit D, as amended from time-to-time.

 “Public Software” means any software within the Licensed Product that contains, or is derived (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models.

2.             License and CyberArts Obligations.

2.1          License Grant. CyberArts grants to WPT, a perpetual, nonexclusive, nontransferable, nonsublicensable license (the “License Grant”) to use in object code format and distribute the Client to End-Users for the limited purpose of playing the Licensed Product, subject to the terms of this Agreement for both its real-money wagering site and its free play site (“Freeplay Site”). WPT shall ensure that End Users are also subject to the use restrictions in Section 2.2 as applicable. For purpose of clarity, nothing in this Agreement should be construed as a prohibition on WPT from offering Affiliate Services in connection with the Licensed Product, except that WPT shall not be permitted to perform Network Operations. WPT is also solely responsible for determining whether its intended use of the Licensed Product is consistent with any and all applicable laws.

2.1.1       Additional License Grant. Upon CyberArts receipt of the Source Code Trigger Payment (as set forth in Exhibit A) such that the total amount of payments made for object code and/or source code version of the Licensed Product equal or exceeds Four Million Dollars ($4,000,000), CyberArts shall cause the Escrow Agent to release a copy of the source of the Licensed Product to WPT (“Source Code Grant”). The license grant in Section 2.1 shall become a non-refundable source code license with the additional benefits stated in Section 2.2.1, subject to the terms of this Agreement. The language “executable object code” in the definition of Licensed Product shall then be replaced with “source code.”  The language “object code” in the definition of Client shall then be replaced with “source code.”

2.2 Object Code Use Restrictions. Unless or until WPT obtains the Source Code pursuant to payment of the Source Code Payment Trigger (in which case such use restrictions shall be controlled by Section 2.2.1 below), WPT shall not use or copy the Licensed Product, or any portion thereof, except as expressly authorized in this Agreement. WPT also agrees to comply with platform use license grant and the Documentation. WPT also agrees not to (i) sublicense or otherwise use the Licensed Product for the benefit of any entity, except for End-Users, provided that use of License Product in conjunction with Affiliates shall not be prohibited herein; (ii)  transfer, assign, copy, modify, translate, or prepare derivative works based upon the Licensed Product; (iii) reverse-compile or decompile, disassemble, or unbundle any software contained in the Licensed Product, or otherwise reverse engineer the Licensed Product; (iv) use the Licensed Product and/or Client for Network Operations; or (v) alter, remove, or obscure any copyright or other proprietary notices or labels on or in the Licensed Product. Notwithstanding anything to the contrary in this section, nothing in this Agreement shall prevent WPT from duplicating the License Product for use in its both its real-money and Free Site.

2.2.1 Source Code Use Restrictions and Terms. Upon the occurrence of the Source Code Grant, Section 2.2 shall be deleted and replaced with the following.

“Use Restrictions and Terms. WPT shall continue to be bound by this Section 2.2.1 Use Restrictions and Terms. WPT also agrees not to (i) sublicense, copy, or otherwise use the Licensed Product for the benefit of a third-party any entity, except for End-Users or for the provision of Affiliate Services; (ii) transfer or assign the Licensed Product to a third  party, unless specifically provided herein; (iii) distribute the source code of the Licensed Product to any third party unless specifically provided herein; or (iv) alter, remove, or obscure any copyright or other proprietary notices or labels on or in the Licensed Product. Notwithstanding the foregoing, WPT shall be entitled to use the source code for the provision of skinned site affiliate services as well as for standard Affiliate Services.

WPT shall be entitled to  (i) copy, modify, translate, or prepare derivative works based upon the Licensed Product or (ii) reverse-compile or decompile, disassemble, or unbundle any software contained in the Licensed Product, or otherwise reverse engineer the Licensed Product. Notwithstanding anything to the contrary in this section, nothing in this Agreement shall prevent WPT from duplicating the License Product for use in its both its real-money and Free Site.

2.4 Source Code Escrow. Within thirty (30) days of the Effective Date, CyberArts shall place a complete copy of the source code of the Licensed Product and any corresponding documentation in escrow with a third party escrow agent (“Escrow Agent”), subject to the Escrow Agent’s standard escrow agreement (“Escrow Agreement”). Provided that WPT has elected and has paid the Support and Maintenance Services Fees, within thirty (30) days of when CyberArts releases a materially new and standard version of its Licensed Product, CyberArts shall also provide a copy of the same to the Escrow Agent. The Escrow Agreement shall also provide for the release of the source code of the Licensed Product to WPT upon the Source Code Grant, upon CyberArts materially breaching this Agreement and failing to cure such material breach in accordance with Section 10.2a, or the assignment of this Agreement by CyberArts to a party that WPT reasonably believes is detrimental to the business interests of WPT (each a “Release Condition”). In the event of a Release Condition, CyberArts shall provide a reasonable amount of support to train WPT personnel on the underlying principles and techniques embodied in the source code of the Licensed Product.

2.5  Branding. The Licensed Product is branded “Powered by Cyberarts.”  WPT shall not remove the “Powered by Cyberarts” branding and shall continue to brand as such.

3.  Professional Services and Development.

3.1  Professional Services. In the event that WPT requests CyberArts to perform Custom Development services on the Site, CyberArts shall provide WPT with the professional services and at the fees listed in Exhibit B and/or fees and additional terms in any other statement of work (“SOW”) executed between the parties (“Services”). CyberArts currently contemplate that the fees for Services (i.e., $150,000) will be sufficient for the provision of the following: (a) integration of registration and payment processing similar to registration and payment processing found at gamesgrid.com, (b) development of a custom interface, (c) set up and integration of basic administrative tools; and (d) sufficient training for WPT employees in the operation of the Licensed Product.

3.2   Custom Development. At WPT’s request, CyberArts shall provide WPT with the Custom Development work at the rates listed in Exhibit C, as amended from time-to-time, and additional terms in a statement of work (“SOW”) executed between the parties (also, “Services”). The parties shall, in good-faith and based on reasonableness factors, agree in writing in each SOW on the ownership of the Custom Development (at exemplified in Exhibit B). In the event the SOW does not specify ownership of the Customer Developments, the provisions of Section 6 shall apply.

3.3                Expenses. Before commencing any custom development work, the parties shall mutually agree on an arrangement for reasonable out-of-pocket expenses incurred in conjunction with the Professional Services and/or Custom Development.

3.4                Integration. CyberArts agrees that it will make reasonable efforts to integrate a casino client and/or sportsbook into the Site at WPT’s direction, subject to an SOW and the Fees listed in Exhibit C.

4.                       Delivery, Fees, and Payment.

4.1     Delivery and Fees. CyberArts shall deliver the Licensed Product electronically. WPT shall pay CyberArts the applicable fees specified in Exhibit A (based on whether it has purchased on object or source code license and whether or not it has elected to subscribe to Support and Maintenance Services)  and for any applicable Professional Services and Custom Development, at the rates listed in Exhibit C. All payments under this Agreement shall be due within thirty (30) days of the date of CyberArts’ invoice for such payments. Late payment of fees payable to CyberArts shall bear interest at the rate of 1% per month (12% per annum). The Fees corresponding to Support and Maintenance Services shall be due upon the Effective Date and then on anniversary of the Effective Date thereafter (“Support and Maintenance Services Renewal”) at the Fees listed in Exhibit A, plus an increase of up to 9% per year as notified by CyberArts to WPT. A party may, however, notify the other party sixty (60) days prior to the anniversary of the Effective Date of its intent to not renew Support and Maintenance Services.

4.2     Taxes and other Fees. The fees payable under this Section 4 are exclusive of and WPT shall pay without deduction and hold CyberArts harmless from all taxes, duties, VAT, or other similar charges (including interest and penalties) imposed by any country or taxing authority thereof, connected with this Agreement, except such taxes as are imposed on or measured by a party’s net income or property (“Taxes”). In the event CyberArts reasonably requests it, WPT shall provide evidence that the applicable Taxes have been paid to the appropriate taxing authority by delivering to the CyberArts copies of receipts of the filings within a reasonable period of time after such request.

5.        Confidentiality.

5.1     Confidential Information. The parties acknowledge that they have received or may receive confidential information relating to the other party’s products (including the Licensed Product), concepts, inventions, technology documentation, business and financial plans, and trade secrets in connection with the performance of this Agreement, together with such other information designated as confidential or proprietary by one party or which should be reasonably understood by the receiving party as confidential information of the disclosing party, (“Confidential Information”). Confidential Information shall not include any information which:  (i) is or falls into the public domain without fault of the receiving party; or (ii) the receiving party can document was in its possession prior to receipt thereof from the disclosing party; or (iii) the receiving party receives from a third party with no obligation of confidence to the disclosing party; or (iv) the receiving party independently develops without benefit of any Confidential Information of the disclosing party.

5.2  Use of Confidential Information.

a)     Except as expressly permitted or required in carrying out this Agreement, the receiving party of any Confidential Information disclosed by a disclosing party shall not use such Confidential Information or disclose such Confidential Information to any third party, either during the term of this Agreement or for three (3) years thereafter, without the prior written consent of the disclosing party. The receiving party shall use the disclosing party’s Confidential Information only to perform its obligations under this Agreement and to the extent permitted in the licenses granted in this Agreement. The receiving party shall protect such Confidential Information with the same degree of care used to protect its own proprietary information of like importance, but with no less than a reasonable degree of care.

b)     Nothing in this Agreement shall prohibit either party from disclosing Confidential Information of the other party if legally required to do so by judicial or governmental order or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process in a judicial or governmental proceeding, or as otherwise required by law (“Required Disclosure”); provided that the disclosing party shall (i) give the other party prompt notice of such Required Disclosure prior to disclosure, (ii) cooperate with the other party in the event that it elects to contest such disclosure or seek a protective order with respect to it and (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested or required by the Required Disclosure.

c)     The specific terms of this Agreement shall not be disclosed by either party to any third party without the prior written approval of the other party except (i) as may be required by law or by any competent government authority or (ii) such limited disclosures as may be reasonably necessary to either party’s bankers, investors or potential investors, attorneys and accountants. Except in regard to disclosures about the terms or this Agreement or the relationship of the parties, any such disclosure shall be subject to confidentiality terms no less restrictive than those contained in this Section 5 and the Agreement.

5.3  No Licenses or Warranties for Confidential Information. All Confidential Information shall remain the property of the respective disclosing party. Except as otherwise provided in this Agreement, no license under any intellectual property right is granted or implied by the conveying of Confidential Information to the receiving party. None of the Confidential Information which may be disclosed by the disclosing party shall constitute any representation, warranty, assurance, guarantee, or inducement by the disclosing party of any kind, including the non-infringement of any intellectual property rights, or other rights of third persons or of the disclosing party.

6.     Intellectual Property Rights.

WPT acknowledges that CyberArts and its licensors, retain all intellectual property rights and title (including any patent, copyright, trademark, trade secret, and other rights) in and to all of CyberArts’ and its  licensors’ confidential information, trade secrets or other proprietary information, products, and the ideas, concepts, techniques, inventions, processes, Licensed Product or works of authorship developed, comprising, embodied in, or practiced in connection with the Services provided by CyberArts under this Agreement (“Works”). Except for the rights expressly granted under this Agreement (e.g., for Custom Development, if defined in the applicable SOW), CyberArts and its licensors reserve and retain all intellectual property rights and title associated with derivatives of such Licensed Product and Works. This includes, without limitation, all Works or derivatives developed or created by CyberArts or its personnel or contractors during the course of performing the Services for WPT, unless such Works were created at the request of WPT and the applicable SOW defines otherwise. WPT does not acquire any rights, express or implied, in the Licensed Product and Works or in any modifications, enhancements, localizations, extensions or derivative works of the Licensed Product or Works, or in any other materials provided under this Agreement. Notwithstanding the foregoing, in the event WPT modifies the Licensed Product in subject to and accordance with Section 2.2.1, WPT shall own the intellectual property rights and title (including patent, copyright, trademark, trade secret)  in the derivative works (excluding CyberArts’ rights in the unmodified portions of the Licensed Product), subject to the terms of this Agreement.

7.     Warranty; Warranty Disclaimer.

7.1  Warranty. WPT shall be entitled to terminate this Agreement upon the occurrence of the sooner of 1) April 1, 2007 or 2) one hundred and twenty (120) days after WPT goes live with the Licensed Product and to recover all fees paid by WPT to CyberArts (excluding any Professional Services and Custom Development and Support and Maintenance Services Fees accrued and/or paid to CyberArts), in the event that the features and functionality of the Licensed Product fails to perform in accordance with WPT’s reasonable expectations, and subject to the notice and cure provisions in Section 10.2(a). For two hundred and seventy (270) days after the Effective Date of this Agreement (“Warranty Period”), CyberArts warrants that (i) the Licensed Product will perform substantially in accordance with the Documentation (provided that it is operated in accordance with the Documentation on the designated operating systems) and (ii) the media containing the Licensed Product is free of defects in material and workmanship. WPT must notify CyberArts of any breach of the above warranty in writing within thirty (30) days after the Warranty Period. WPT’s sole and exclusive remedy, and CyberArts and its licensors’ entire liability, for any material breach of this warranty is for CyberArts to repair or replace the Licensed Product.

7.2  Disclaimer. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE LICENSED PRODUCT AND SERVICES ARE PROVIDED “AS IS” AND CYBERARTS DOES NOT MAKE ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE LICENSED PRODUCT OR THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR, EXCEPT AS STATED IN THIS AGREEMENT, NON-INFRINGEMENT OF THIRD PARTY RIGHTS. ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CYBERARTS DOES NOT WARRANT THAT (I) THE LICENSED PRODUCT PROVIDED UNDER THIS AGREEMENT MEETS ANY GAMBLING LAWS, RULES, AND/OR REGULATIONS AND PERFORMS ANY AGE VERIFICATION; (II) THE LICENSED PRODUCT WILL MEET WPT’S REQUIREMENTS OR (III) THE LICENSED PRODUCT WILL BE ERROR FREE AND/OR OPERATE WITHOUT INTERRUPTION. SOME STATES AND JURISDICTIONS DO NOT ALLOW LIMITATIONS ON IMPLIED WARRANTIES, SO THE ABOVE LIMITATION MAY NOT APPLY TO WPT.

8.     Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR ANY OTHER THIRD PARTY) FOR ANY CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES OR COSTS HOWSOEVER ARISING OUT OF OR RELATED TO THE LICENSED PRODUCT, SERVICES, OR THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS. EXCEPT FOR A BREACH OF SECTION 5, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED FEES PAID BY WPT TO CYBERARTS AND FREE FROM ALL CONTINGENCIES, IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE ACCRUAL OF ANY CLAIM.

9.     Indemnification.

9.1  Indemnification. Each party at its own expense shall indemnify, defend and hold the other party free and harmless from any and all claims, damages, losses, costs, actions and expenses, including attorneys’ and experts’ fees (“Indemnity Condition”), arising from any claim or contention (a) arising under this Agreement or (b) the breach of warranties, representations and obligations under this Agreement. Without limiting the generality of the foregoing, CyberArts, at its own expense shall indemnify, defend and hold WPT free and harmless, against any claim that the Licensed Product and/or Services infringes any U.S. patent, Berne Convention copyright or misappropriates any third party’s trade secret.

a)     Defense. Each party shall (1) give prompt written notice of any such claim, suit, expense or the like in accordance with the provisions of Section 12.1, (2) permit the other party to control and direct the defense or settlement of any such claim, suit or the like, provided, however that (a) the other party shall not enter into any settlement agreement that would result in any admission by a party or payment by the party without such party’s prior written consent and (b) such party may at its election participate in the defense of such claim, suit or the like through separate counsel at its own expense, and (3) provides the other party all reasonable assistance (at the expense of such party) in connection with the defense or settlement of any such claim or suit.

b)     Options. If the Licensed Product or Services is, or in CyberArts’ opinion is likely to be, held to be infringing, CyberArts, at its expense and in its sole discretion, may: (i) procure the right to allow WPT to continue to use the Licensed Product or Services; or (ii) modify or replace the Licensed Product or Services or infringing portions thereof to become non-infringing. If neither (i) nor (ii) is available or commercially feasible, CyberArts shall have the right to terminate WPT’s right to use the affected portion of the Licensed Product or Services and WPT shall be entitled to recover the fees paid by WPT for that portion of the Licensed Product or Services, as applicable, prorated over a three year period from the Effective Date.

c)     Exclusion. Notwithstanding the foregoing, CyberArts shall have no obligation to indemnify WPT under this Section 9.1 to the extent any claim of intellectual property infringement is based upon or arising out of (i) any modification or alteration to the Licensed Product or Services made by WPT, in the event such infringement would have been avoided but for such modification or alteration, (ii) WPT’s continuance of allegedly infringing activity after being notified by CyberArts in writing to stop using the Licensed Product or using corrections or enhancements made available by CyberArts, (iii) use of the Licensed Product or Services materially not in accordance with the Documentation and any other applicable end user documentation or outside the scope of the license granted under this Agreement, and/or (iv) Third Party Software.

9.2   Sole Remedy. The foregoing remedies constitute WPT’s sole and exclusive remedies, and CyberArts’ entire liability, with respect to intellectual property infringement.

10.   Term and Termination.

10.1  Term. This Agreement shall commence as of the Effective Date and the use of the Licensed Product shall continue perpetually, unless sooner terminated pursuant to Section 10.2. The Support and Maintenance Services shall continue as long as they have been renewed in accordance with Section 4.1.

10.2  Termination. This Agreement may be terminated as follows:

a)     by either CyberArts or WPT upon thirty (30) days prior notice for any material default or breach of any of the material terms and conditions of this Agreement by the other party, unless the defaulting party has cured such failure or default within such 30-day period or

b)     by either party immediately upon notice, if (i) the other party is subject to a bankruptcy proceeding, whether voluntary or involuntary, which is not dismissed within sixty (60) days or makes an assignment for the benefit of creditors, or if a receiver, liquidation, administrator or trustee is appointed for such party’s affairs is initiated and not dismissed within sixty (60) days or (ii) the other party is dissolved.

c)     By WPT or Acquiring Party (as defined herein), where a party acquires WPT through a merger, reorganization, or sale of substantially all of the business or equity interests WPT (the “Acquiring Party”) within Sixty (60) days after execution of this Agreement.

10.3  Effect of Termination.

10.3.1 Upon termination of this Agreement for any reason, the provisions of Sections 5 -9, 10.3, and 11 shall survive.

10.3.2                  If termination occurs after WPT has paid the Source Trigger Payment, there is an occurrence of a Source Code Grant, a Release Condition, or a material breach of Sections 2.2.1 or 5, but solely in regard to the disclosure of technology constituting Confidential Information, Sections 2.1. and 2.21 shall survive unless the termination is based upon re-licensing or assignment of Licensed Product to a third-party not otherwise authorized by this Agreement or a breach of Section 2.2.1 and/or Section 5, but solely in regard to the disclosure of technology constituting Confidential Information.

10.3.3                  Upon termination of this Agreement and where there has not been an occurrence of a payment of a Source Code Trigger Payment by WPT, a Source Code Grant, or a Release Condition, or a material breach of Section 2.2.1 or Section 5, but solely in regard to the disclosure of technology constituting Confidential Information by WPT, WPT shall stop using the Licensed Product and shall promptly return to CyberArts, or, at CyberArts’ option, destroy, all copies, in any medium, of the Licensed Product and all Confidential Information of CyberArts. In the event that WPT does not stop using the Licensed Product, CyberArts shall have the right to restrict WPT’s access to the Licensed Product.

10.3.4                  In the event of termination pursuant to Section 10.2(c), CyberArts shall immediately refund to WPT (or the WPT successor entity) any portion of the Object Code Fee or Source Code Trigger Payment (whichever is applicable) that WPT had actually paid to CyberArts. Notwithstanding the foregoing, CyberArts shall be entitled to any amount of the fees related to Services (i.e., of the $150,000 credit) actually performed and incurred upon submission of invoice to WPTE (or the successor entity).

11.          General Provisions.

11.1        Notices. Unless otherwise provided in this Agreement, all notices under this Agreement shall be in writing and shall be sent by facsimile with a hard copy confirmation of receipt, or sent by express delivery service to the other party addressed to the addressed specified on the first page of this Agreement. Either party may change its address by written notice to the other party in the manner set forth above. Notices shall be effective on the date of the hard copy confirmation of receipt in the case of delivery by facsimile or on the date the notice is delivered to the applicable address in the case of delivery by express overnight service.

11.2  Publicity. Subject to WPT’s prior approval, WPT agrees to participate in a press release as a named customer.  CyberArts may disclose WPT as a customer in sales presentations, other press releases, product brochures, and other marketing material.

11.3  Force Majeure. Except as otherwise set forth in this Agreement, a party will not be deemed to have materially breached this Agreement to the extent that performance of its obligations (except payment obligations) or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or any other cause beyond the reasonable control of a party. The party whose performance is delayed or prevented must resume performance of its obligations as soon as practicable.

11.4   No Assignment. Neither party shall assign, transfer or pledge this Agreement, or any interest or rights of any kind herein, without the prior written consent of the other party, except in connection with a merger, reorganization or sale of all or substantially all of the business or equity interests either party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

11.5   Independent Contractors. In performing this Agreement, each of the parties will operate as, and have the status of, an independent contractor. This Agreement does not create any agency, employment, partnership, joint venture, franchise or other similar or special relationship between the parties. Neither party will have the right or authority to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other party or its affiliates, whether express or implied, or to bind the other party or its affiliates in any respect whatsoever.

11.6   Export Control and Restricted Rights. WPT acknowledges that the Licensed Product and Services may be subject to United States or other governments’ export and import laws and regulations, and any use or transfer of the Licensed Product or Services must be permitted or authorized under those regulations. Except as expressly permitted in this Agreement, WPT shall not export or import the Licensed Product or Services. To the extent any export or import is permitted under this Agreement, WPT shall be responsible for ensuring that it complies with all laws and regulations of the United States and other applicable governments relating to the Licensed Product and Services.

11.7  Governing Law/Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of California, without giving effect to its conflicts of law principles. It shall be deemed to be executed in San Francisco, California. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. In the event of a dispute, a party shall notify the other party of the dispute and provide a reasonable description of the dispute. Each party shall use good faith efforts to resolve the dispute within ten (10) business days after receipt of a dispute notice. If the parties’ business representatives are unable to resolve the dispute, or agree upon the appropriate corrective action to be taken within such ten (10) business days, then either party may initiate arbitration proceedings as set forth below. If the parties are unable to resolve a dispute pursuant to the informal procedure set forth above, the parties shall then try to resolve their dispute through mediation. If there is still no settlement, then such dispute shall be submitted to binding arbitration, according to the then-current Commercial Arbitration Rules and Procedures of the American Arbitration Association. Arbitration shall be held in San Francisco, California. The arbitration will be conducted by one (1) impartial arbitrator to be mutually agreed upon by the parties, or a panel of three (3) arbitrators if the parties are unable to agree upon a single arbitrator, within thirty (30) days after the first demand for arbitration by one party to the other. Each party will bear its own expenses for any such binding arbitration proceedings. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

11.8  Injunctive Relief. WPT acknowledges and agrees that any breach of this Agreement relating to CyberArts’ intellectual property rights in the Licensed Product or Services may cause irreparable harm to CyberArts for which recovery of money damages would be inadequate. Therefore, in addition to any and all remedies available to CyberArts at law or in equity, CyberArts may be entitled to obtain injunctive relief to protect its intellectual property rights.

11.9  Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby.

11.10  Entire Agreement. This Agreement, including all of the Exhibits, constitutes the entire agreement of the parties concerning its subject matter and supersedes any and all prior or contemporaneous, written or oral, negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement. Any additional terms in any WPT purchase order or other ordering document are expressly rejected by CyberArts.

11.11  Execution. This Agreement shall not be binding in whole or in part upon the parties unless and until duly executed by or on behalf of both parties hereto, in which event this Agreement shall be effective as of the Effective Date.

The parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

CYBERARTS LICENSING, LLC		WPT ENTERPRISES, INC.

By:	/s/ Kenneth M. Arnold	By:	/s/ Adam Pliska

Name:	Kenneth M. Arnold	Name:	Adam Pliska

Title:	Chairman	Title:	General Counsel

Fax:		Fax:

Date:		Date:

EXHIBIT A

LICENSED PRODUCT AND FEES

This Exhibit A is dated as of                , 20       and is incorporated by reference and is part of the Appliance Agreement dated                 , 20      by and between WPT and CyberArts.

Item Description	Fees (in USD)	Payment Terms

1.Licensed Product:  FoundationTM Poker, including Foundation Server, Client (windows client for poker), back office management suite of banking and cardroom management tools. Platform restrictions Windows.

	For Object Code: $1,300,000 For Source Code: $4,000,000 less any amounts previously paid for Object Code License

$1,300,000 due upon the Effective Date (“The Object Code Fee”).

Trigger payment to obtain Source Code to be made and received concurrently or before the date of release of Source Code to WPT (“Source Code Trigger Payment”).

2.Services. $150,000 worth of free Services in accordance with Exhibit B and thereafter due at the rates in Exhibit C.	$0	Due in accordance with Exhibit B.

3.Support and Maintenance Services.(1).	$180,000	Due annually on the Effective Date for as long as WTP requires Support and Maintenance Services.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

CYBERARTS LICENSING, LLC		WPT ENTERPRISES, INC.

By:	/s/ Kenneth M. Arnold	By:	/s/ Adam Pliska

Name:	Kenneth M. Arnold	Name:	Adam Pliska

Title:	Chairman	Title:	General Counsel